EXHIBIT 10.1

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Execution Version

SUBLICENSE AGREEMENT

By and Between

ALSERES PHARMACEUTICALS, INC.

and

NAVIDEA BIOPHPARMACEUTICALS, INC.

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Table of Contents

(continued)

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Table of Contents

(continued)

Exhibit A-1	Development Plan
Exhibit A-2	Diligence Milestones
Exhibit B	Licensed Patent Rights
Exhibit C	[123I]-E-IACFT Injection

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SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”), dated as of this 31st day of July, 2012 (the “Effective Date”), is by and between Alseres Pharmaceuticals, Inc. (PKA Boston Life Sciences, Inc.), a Delaware corporation with offices at 239 South Street, Hopkinton, MA 01748 (“ALSE”), and Navidea Biopharmaceuticals, Inc., a Delaware corporation with offices at 425 Metro Place North, Suite 450, Dublin, Ohio 43017 (“NAVB”).

INTRODUCTION

1.          NAVB is in the business of developing and marketing precision diagnostic pharmaceutical products.

2.          ALSE has licensed, owns or controls patents and know-how relating to [123I]-E-IACFT Injection.

3.          NAVB desires to obtain, and ALSE desires to grant to NAVB, an exclusive sublicense to use such patents and know-how to further the research and development of Licensed Products (as defined below) and an exclusive sublicense to commercialize such Licensed Products, in each case in the Field in the Territory (as defined below).

NOW, THEREFORE, NAVB and ALSE agree as follows:

Article I
Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1           “AAA” has the meaning set forth in Section 9.1.

Section 1.2           “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.2, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.3           “Agreement” has the meaning set forth in the preamble.

Section 1.4           “ALSE” has the meaning set forth in the preamble.

Section 1.5           “Bankruptcy Code” means 11 U.S.C. §§ 101-1330, as amended.

Section 1.6           “Breaching Party” has the meaning set forth in Section 8.2.

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Section 1.7           “Change of Control” means the occurrence of any of the following: (a) a Party enters into a merger, consolidation, stock sale or sale or transfer of all or substantially all of its assets to which this Agreement relates, or other similar transactions or series of transactions with a Third Party; or (b) any transaction or series of related transactions in which any Third Party or group of Third Parties acquires beneficial ownership of securities of a Party representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of such Party. Notwithstanding Section 1.7(a) or (b), a stock sale to underwriters of a public offering of a Party’s capital stock or other Third Parties solely for the purpose of financing or a transaction solely to change the domicile of a Party shall not constitute a Change of Control.

Section 1.8           “Combination Product” means any pharmaceutical product (whether therapeutic or diagnostic) that includes both (a) a Licensed Product and (b) other active ingredient(s) or other component(s) (e.g., software).

Section 1.9           “Commercialization” or “Commercialize” means any activities directed to producing, manufacturing, marketing, promoting, distributing, importing or selling a product.

Section 1.10         “Commercially Reasonable Efforts” means the commitment of resources and efforts consistent with the resources and efforts generally used by such Party in the exercise of its reasonable business, legal, medical and scientific judgment, relating to the development and commercialization of a diagnostic product owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the potential or actual profitability of the applicable products (including pricing and reimbursement status achieved or to be achieved), and other relevant factors, including technical, legal, scientific and/or medical factors. For purposes of clarity, Commercially Reasonable Efforts would be determined on a market-by-market and application-by-application basis for a product and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the applicable product and the market(s) involved.

Section 1.11         “Competitive Infringement” means the infringement or alleged infringement by a Third Party of a Licensed Patent in the Field and in the Territory.

Section 1.12         “Confidential Information” means all information disclosed or supplied by one Party to the other pursuant to this Agreement, including without limitation, all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method.

Section 1.13         “Control” or “Controlled” or “Controls” means the possession by the applicable Party of the ability to grant a license or sublicense, in each case as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

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Section 1.14         “Cover” or “Covering” or “Covered” means, with respect to a product, that, but for a license granted to a Party under a Valid Claim, the Development or Commercialization of such product would infringe such Valid Claim.

Section 1.15         “Develop” or “Development” means research, discovery and preclinical and clinical drug development activities, including without limitation test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, product approval and registration.

Section 1.16         “Development Costs” means the out-of-pocket costs and internal costs in relation to the non-clinical and clinical Development of Licensed Products incurred by NAVB in accordance with the Development Plan. Development Costs shall include the cost of all clinical supplies. Internal costs shall be determined by the FTE Rate set forth in the Development Plan multiplied by the number of FTEs. Out-of-pocket costs shall mean external Third Party costs incurred by a Party (or for its account by an Affiliate or a contract research organization (“CRO”)), including, without limitation, clinical trial expenses such as investigator payments, CRO management fees, registration fees, Third Party monitoring costs and comparator drugs. Development Costs may include out-of-pocket costs and internal costs incurred by ALSE but only to the extent such costs are approved by NAVB and are incurred by ALSE due to activities requested by NAVB in accordance with the Development Plan.

Section 1.17         “Development Plan” has the meaning set forth in Section 3.1(b).

Section 1.18         “Effective Date” has the meaning set forth in the preamble.

Section 1.19         “EMA” means the European Medicines Agency, or any successor entity thereto.

Section 1.20         “E.U.” or “European Union” means those countries that, as of the Effective Date, are member states of the European Union, and any successor states comprising the territory of such member states.

Section 1.21         “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

Section 1.22         “Field” means all uses in humans.

Section 1.23         “Harvard License” means the license agreement entered into between ALSE and The President and Fellows of Harvard College (“Harvard University”) with an effective date of December 10, 1993, as amended on May 7, 2004, August 5, 2010 and July 31, 2012, relating to Harvard University’s case reference no. 919-93 and under which ALSE obtained exclusive rights relating to, and the right to Control, certain Licensed Patent Rights.

Section 1.24         “IND” means an investigational new drug application filed with the FDA and/or any other similar application to be filed with a governmental agency in a country or group of countries other than the United States.

Section 1.25         “Indemnified Party” has the meaning set forth in Section 10.1(c).

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Section 1.26         “Indemnifying Party” has the meaning set forth in Section 10.1(c).

Section 1.27         “Invalidity Claim” has the meaning set forth in Section 5.4.

Section 1.28         “Know-How” means any technical, scientific and business information, including all biological, chemical, pharmacological, toxicological, clinical, and assay information, data, analyses, discoveries, inventions, methods, techniques, improvements, concepts, designs, processes, formulae, specifications and trade secrets, whether or not patentable, including documents (which shall include paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM and any other media on which the foregoing information can be stored) containing any of the foregoing information.

Section 1.29         “Launch” means, for each Licensed Product in each country, the first arm’s-length sale to a Third Party for use or consumption by the public of such Licensed Product in such country after Regulatory Approval of such Licensed Product in such country. A Launch shall not include any Licensed Product sold for use in clinical trials (including Phase IV Clinical Trials), for research or for other non-commercial uses, or that is supplied as part of a compassionate use or similar program.

Section 1.30         “Licensed Intellectual Property” means the Licensed Know-How and the Licensed Patent Rights.

Section 1.31         “Licensed Know-How” means any Know-How that is owned or Controlled by ALSE or any Affiliate of ALSE and disclosed or required to be disclosed by ALSE or any Affiliate of ALSE to NAVB or any of NAVB’s Affiliates or sublicensees that is necessary, used or useful for the Development, manufacture or Commercialization of any Licensed Product.

Section 1.32         “Licensed Patent” or “Licensed Patent Rights” means all Patent Rights owned or Controlled by ALSE and its Affiliates as of the Effective Date and during the term of this Agreement that would be infringed by the research, development, importation, manufacture, having manufactured, use, offer for sale or sale of a Licensed Product, including without limitation those Patent Rights listed on Exhibit B.

Section 1.33         “Licensed Product” means a pharmaceutical product (whether prescription or over-the-counter) for use in the Field containing [123I]-E-IACFT Injection (which is set forth in Exhibit C), as described in or covered by the Licensed Patent Rights set forth in Exhibit B. For clarity, Licensed Product shall include any pharmaceutical product for use in the Field containing [123I]-E-IACFT Injection regardless of whether any Patent Right exists in a particular country in the Territory.

Section 1.34         “NAVB” has the meaning set forth in the preamble.

Section 1.35         “NDA” means a New Drug Application filed with the U.S. Food and Drug Administration covering the Licensed Product as well as any foreign equivalents thereof.

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Section 1.36         “Net Sales” means, with respect to a Licensed Product, the gross amounts received by NAVB, its Affiliates and sublicensees in respect of sales in the Territory of such Licensed Product by NAVB, its Affiliates and sublicensees to unrelated Third Parties, in each case less the following deductions:

(a)          the total of ordinary and customary trade discounts earned and actually taken or granted;

(b)          any statutory or contractual rebates paid to any governmental or any other public authority, agency or entity or to other health maintenance organizations;

(c)          cash and quantity discounts actually allowed;

(d)          allowances and adjustments actually credited or paid to customers for recalled, rejected, spoiled, damaged, outdated and/or returned Licensed Products;

(e)          chargebacks and other amounts due from NAVB, its Affiliate or its sublicensee, as applicable, on sale to customers, or on sale by customers to Third Parties (including without limitation end users), or on dispensing of the Licensed Product;

(f)          freight, insurance, transportation costs and handling charges identified by NAVB, its Affiliate or its sublicensee, as applicable, in its invoices to independent Third Parties;

(g)          bad debt recognized by NAVB, its Affiliates and/or sublicensees for accounting purposes as not collectible but not to exceed one percent (1%) of the invoiced sales prices;

(h)          sales commissions, distribution fees and other similar fees paid to Third Party distributors and/or selling agents, subject to a maximum of twenty-seven and one half percent (27.5%) of gross amounts received by NAVB from sales of Licensed Product(s);

(i)          excise, sales and value added taxes included by NAVB, its Affiliate or its sublicensee, as applicable, in its invoices to independent Third Parties; and

(j)          customs duties, tariffs, and other compulsory payments made by NAVB, its Affiliate or its sublicensee, as applicable, to national provincial and local government authorities.

Such amounts shall be determined from the books and records of NAVB and its Affiliates and sublicensees, maintained in accordance with generally accepted accounting principles, consistently applied.

For clarity, sales of Licensed Product between or among NAVB or its Affiliates or sublicensees shall be excluded from the computation of Net Sales, but the subsequent final sale of the Licensed Product to Third Parties by such Affiliates or sublicensees, as applicable, shall be included in the computation of Net Sales. Notwithstanding anything to the contrary herein, the sale, disposal or use of Licensed Products for marketing, regulatory, development or charitable purposes, such as clinical trials, preclinical trials, compassionate use, named patient use, or indigent patient programs, without consideration, shall not be deemed a sale hereunder.

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In the event the Licensed Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the average sale price of the Licensed Product when sold separately in finished form and B is the sum of the average sale price(s) of the other active ingredient(s) (or other components, as applicable) included in the Combination Product when sold separately in finished form (and in the case of active ingredient(s), in the same formulation and dosage), in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other active ingredient(s) (or other components, as applicable) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other active ingredient(s) (or other components, as applicable) included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the cost-based fair market value of the Licensed Product and D is the sum of the cost-based fair market value(s) of all other active ingredient(s) (or other components, as applicable) included in the Combination Product. In such event, NAVB shall in good faith make a determination of the respective cost-based fair market values of the Licensed Product and all other active ingredient(s) (or other components, as applicable) included in the Combination Product, and shall notify ALSE of such determination and provide ALSE with data to support such determination. ALSE shall have the right to review such determination of cost-based fair market values and, if ALSE disagrees with such determination, to notify NAVB of such disagreement within thirty (30) days after NAVB notifies ALSE of such determination. If ALSE notifies NAVB that ALSE disagrees with such determination within such thirty (30) day period, and if thereafter the Parties are unable to agree in good faith as to such respective cost-based fair market values, then such matter shall be resolved as provided in Article IX

; provided that NAVB may apply its proposed determination in the payment of Net Sales during the pendency of any dispute. If ALSE does not notify NAVB that ALSE disagrees with such determination within such thirty (30) day period, such determination shall be conclusive and binding on the Parties.

Section 1.37         “Party” means NAVB or ALSE; “Parties” means NAVB and ALSE.

Section 1.38         “Patent Rights” means all patents and patent applications (including provisional patent applications and any continuations of any such patent applications, claims in continuations-in-part to the extent such claims are entirely supported by the specifications of any such patent applications, and any divisionals, provisionals or substitute applications with respect to any such patent applications), any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent, registration patent, patent of addition, or inventor’s certificate based on or directed to the same invention as any such patent, and all patents and patent applications anywhere in the world that at any time, directly or indirectly, claim priority from, support a claim of priority of or contain substantially identical disclosure as any of the foregoing.

Section 1.39         “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

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Section 1.40         “Phase III Clinical Trial” means a controlled human clinical trial, anywhere in the world, of a product on subjects that is designed to establish that the product is safe and efficacious for its intended use, and to define warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, and to support Regulatory Approval of such product or label expansion of such product.

Section 1.41         “Phase IV Clinical Trial” means a controlled human clinical trial of a product, or other test or study of the product, commenced after receipt of initial Regulatory Approval for an indication in a country that is conducted within the parameters of the labeling approved for the product. Phase IV Clinical Trials may include clinical trials, or other tests and studies, conducted in support of pricing/reimbursement for an initial Regulatory Approval, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, health economics studies, and investigator-sponsored clinical trials.

Section 1.42         “Regulatory Approval” means the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the Commercialization of a product in a country or territory.

Section 1.43         “Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a product in a country.

Section 1.44         “Regulatory Materials” means the technical, medical and scientific registrations, authorizations and approvals (including, without limitation, approvals of NDA’s or foreign equivalents, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any Regulatory Authority necessary or useful for the development (including the conduct of clinical studies), manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of a Licensed Product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA or foreign equivalent, including the Drug Master File (if any), IND and NDA, or foreign equivalents.

Section 1.45         “Royalty Expiration Date” has the meaning set forth in Section 2.3.

Section 1.46         “Severed Clause” has the meaning set forth in Section 10.11.

Section 1.47         “Sublicense Country” shall mean any country in the Territory other than: [*]

Section 1.48         “Sublicense Income” shall mean fees and payments made by a Third Party Partner (as defined in Section 4.6) to NAVB in consideration for a sublicense (or other rights) under the rights granted to NAVB under Section 2.1(a), provided that such fees and payments shall exclude: (a) payments for Licensed Products sold to such Third Party Partner by NAVB or its Affiliates; (b) payments for research and development expenses; (c) payments that are fees for services; (d) payments for equity; and (e) consideration as a loan (other than to the extent such loan is forgiven or credited toward any other payment obligations).

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Section 1.49         “Terminated Product” has the meaning set forth in Section 8.2.

Section 1.50         “Territory” means all countries and territories of the world.

Section 1.51         “Third Party” means any person or entity other than a Party or any of its Affiliates.

Section 1.52         “U.S.” means the United States of America, including all possessions and territories thereof.

Section 1.53         “Valid Claim” means, on a country-by-country basis, any claim of a non-expired and non-abandoned Patent Right within the Licensed Patent Rights which (a) has not been held unenforceable, non-patentable, or invalid by a court or governmental agency of competent jurisdiction, and which is unappealed or unappealable within the time allowed for appeal, or (b) has not been admitted by the holder of the Patent Right to be unenforceable, non-patentable, or invalid through reissue, disclaimer, or otherwise, and in each case for (a) and (b) which Covers the manufacture, use or sale of a Licensed Product; provided, however, that if any such claim is in a pending patent application in a country, such patent application is being prosecuted in good faith and such claim has not been pending for more than ten (10) years from the date of the earliest office action or communication from the applicable patent office of such country (or region, for European patent applications).

Article II
Grant of License

Section 2.1           License Grants; Sublicensing.

(a)          Licenses Granted to NAVB.

(i)          Research and Development. Subject to the terms of this Agreement, ALSE hereby grants NAVB an exclusive, royalty-free sublicense (with the right to grant further sublicenses in accordance with Section 2.1(b)), under Licensed Know-How and Licensed Patent Rights to research, develop, import, make, have made and use Licensed Products in the Field in the Territory.

(ii)         Commercialization. Subject to the terms of this Agreement, ALSE hereby grants NAVB an exclusive, royalty-bearing license (with the right to grant sublicenses in accordance with Section 2.1(b)) under Licensed Know-How and Licensed Patent Rights to make, have made, use, import, offer for sale and sell Licensed Products in the Field in the Territory.

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(b)          Sublicenses. NAVB may grant and authorize further sublicenses under the licenses granted pursuant to Section 2.1(a) of this Agreement. Within thirty (30) days of entering into any such sublicense, NAVB shall provide ALSE with a copy of the sublicense agreement. NAVB shall require NAVB’s sublicensees to comply with the provisions of this Agreement relating to development, confidentiality, indemnification, reports, information and audit rights, as such provisions are applicable to the exercise by sublicensees of rights licensed to NAVB hereunder. NAVB hereby guarantees, and shall remain primarily liable for, the performance of its sublicensees under this Agreement. Any such sublicenses by NAVB shall include an obligation for the sublicensee to account for and report its Net Sales, and NAVB shall pay to ALSE (or arrange for the sublicensee to pay directly to ALSE, with NAVB remaining responsible for any failure of the sublicensee to pay amounts when due under this Agreement) royalties on such Net Sales as if such Net Sales of the sublicensee were Net Sales of NAVB.

Section 2.2           Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 2.3           Royalty Expiration Date. The obligations of NAVB to pay royalties to ALSE pursuant to Section 4.3 hereof shall be on a Licensed Product-by-Licensed Product and country-by-country basis within the Territory, and will begin on the Launch of a Licensed Product in a country and will continue until the expiration of the last Valid Claim under a Licensed Patent for such Licensed Product in such country (the “Royalty Expiration Date”). For clarity, if no Valid Claim exists in a country as of the Launch of a Licensed Product, then no royalties shall be payable with respect to such Licensed Product in such country unless and until a Valid Claim exists.

Article III
Reports and Diligence

Section 3.1           Responsibility for Development and Commercialization.

(a)          Generally. During the term of this Agreement, NAVB (or its Affiliates or sublicensees) shall have sole responsibility and authority to conduct Development and Commercialization activities, including all regulatory activities, with respect to any Licensed Products throughout the Territory in accordance with the Development Plan. All regulatory submissions with respect to the Licensed Products in the Territory shall be owned by NAVB and/or its Affiliates or sublicensee(s), as applicable. Upon NAVB’s reasonable written request, (i) ALSE shall provide NAVB with any Licensed Know-How that is reasonably useful for NAVB to conduct the activities set forth in this Section 3.1(a), and (ii) ALSE shall cooperate with NAVB in connection with regulatory submissions related to any Licensed Product.

(b)          Development Plan. All Development activities performed under this Agreement shall be in accordance with the Development Plan as provided by NAVB to ALSE no later than [*] and to be attached and set forth as Exhibit A-1 (the “Development Plan”). The Parties agree to work together in good faith to finalize a regulatory approach to be taken for the U.S. and E.U. markets by [*]. The Parties desire that NAVB will prepare and submit a Marketing Approval Application (MAA) to the EMA for the Licensed Product within one (1) year of the submission of a NDA to the FDA for the same Licensed Product. It is expected that the Development Plan will be discussed by the Parties as needed and no less than every six (6) months after the Effective Date. Such discussions and any minutes thereto will be kept as NAVB’s Confidential Information. Notwithstanding anything herein, NAVB shall have the right, in its discretion, to amend the Development Plan with written notice to and a copy of the amended Development Plan to ALSE.

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(c)          Development Costs. During the term of this Agreement NAVB shall be responsible for all Development Costs related to the Development of Licensed Products.

Section 3.2           Diligence. NAVB shall use Commercially Reasonable Efforts to Develop and Commercialize the Licensed Products in the [*] during the term of this Agreement; provided that NAVB may satisfy such obligation, subject to the terms of this Agreement, by sublicensing the Development and Commercialization of a Licensed Product to a sublicensee that shall be obligated to adhere to the Commercially Reasonable Efforts obligations in this Agreement. For clarity, NAVB shall be deemed to have satisfied its diligence obligations under this Section 3.2 with respect to a Licensed Product so long as NAVB meets the U.S. milestones for Development and Commercialization (or pays the corresponding Milestone Activity Payments, as applicable) set forth in Exhibit A-2.

Section 3.3           Records. NAVB shall maintain complete and accurate records of all material Development and Commercialization conducted by it or on its behalf related to each Licensed Product, and all material information generated by it or on its behalf in connection with Development under this Agreement with respect to each Licensed Product. NAVB shall maintain such records at least until the later of: (a) four (4) years after such records are created, or (b) two (2) years after either the Launch of the Licensed Product to which such records pertain or the abandonment of Development of the Licensed Product to which such records pertain.

Section 3.4           Development Reports. Within ninety (90) days after June 30 and December 31 of each calendar year ending prior to the first Launch of a Licensed Product by NAVB, a NAVB Affiliate or a NAVB sublicensee, NAVB shall provide to ALSE a written report (a) summarizing the activities undertaken by NAVB, its Affiliates and sublicensees during the immediately preceding six (6) month period in connection with the Development of Licensed Products and (b) describing the Development activities planned to be undertaken by NAVB, its Affiliates and sublicensees in the next six (6) month period.

Section 3.5           Technology Transfer. During the ninety (90) day period following the Effective Date, ALSE shall use commercially reasonable efforts to provide NAVB with the Licensed Know-How, including all documents in ALSE’s possession or under its Control relating to the Regulatory Materials. Thereafter during the term of this Agreement, ALSE shall promptly provide NAVB with any additional Licensed Know-How that ALSE comes to own or control after the Effective Date upon request by NAVB.

Section 3.6           Transfer of Regulatory Materials. ALSE hereby agrees to assign and hereby does assign to NAVB all of ALSE’s right, title and interest in and to any Regulatory Materials for Licensed Products including but not limited to the IND therefor and any foreign equivalents. Thereafter, NAVB or its sublicensees shall hold title to such IND (and foreign equivalents), and shall assume full responsibility for such IND (and foreign equivalents). In addition, ALSE promptly shall execute, but not later than [thirty (30)] days after the Effective Date, any and all other instruments, forms of assignment or other documents and take such further actions as NAVB may reasonably request in order to give effect to or evidence the foregoing assignment.

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Article IV
Financial Provisions

Section 4.1           Upfront Payments.

(a)          License Payment. Upon execution of this Agreement, NAVB shall make a one-time sublicense execution payment to ALSE equal to (i) One Hundred and Seventy-Five Thousand Dollars ($175,000) in cash and (ii) 300,000 shares of NAVB common stock.

(b)          Registration Rights. The parties have executed a Registration Rights Agreement effective on even date herewith pursuant to which any and all NAVB common stock shares issued or issuable in accordance with this Agreement will, in accordance with the terms of said Registration Rights Agreement, be registered for resale by ALSE.

Section 4.2           Milestone Payments. NAVB shall make the following milestone payments to ALSE within thirty (30) days after each of the following events.

Milestone Event	Cash Payment	Shares of NAVB Common Stock Issued
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]		[*]
[*]		[*]

The milestone payments payable pursuant to this Section 4.2 shall each only be payable one time, irrespective of how many Licensed Products NAVB, its Affiliates and sublicensees Develop or Commercialize that achieve the relevant milestone, and no amounts shall be due hereunder for subsequent or repeated achievement of such milestones.

In the event that NAVB is a party to a merger, consolidation, stock sale or sale or transfer of all or substantially all of its assets, following which the NAVB common stock is no longer registered under Section 12 of the Securities Exchange Act of 1934, then in lieu of the issuance of any shares of NAVB common stock (as required under this Section 4.2) upon the occurrence of any Milestone Event thereafter (or as a Milestone Activity Payment pursuant to Exhibit A-2, as applicable), NAVB (or its successor) shall pay to ALSE an amount equal to (i) the closing price per share of common stock reported by Bloomberg, L.P. on the first trading day following the public announcement of such transaction, multiplied by (ii) the number of shares of NAVB common stock issuable to ALSE (as required under this Section 4.2) upon the occurrence of such Milestone Event (or as a Milestone Activity Payment pursuant to Exhibit A-2, as applicable).

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Section 4.3           Royalties. NAVB shall pay ALSE royalties on calendar year Net Sales for Licensed Products in countries in the Territory other than Sublicense Countries at the royalty rates stated below.

(i)          [*]of that portion of all Net Sales in any calendar year for which the invoiced sale price per dose before any adjustments is equal to or greater than [*];

(ii)         [*] of that portion of all Net Sales in any calendar year for which the invoiced sale price per dose before any adjustment is equal to or greater than [*] and less than [*]; and

(iii)        [*] of that portion of all Net Sales in any calendar year for which the invoiced sale price per dose before any adjustment is less than [*].

All Net Sales are to be computed in U.S. Dollars using the methodology for currency conversion described in Section 4.8 below.

Section 4.4           Duration of Payments. The amounts payable under Section 4.3 and Section 4.6 shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis until the Royalty Expiration Date applicable to each Licensed Product in each country.

Section 4.5           Third Party Agreements. During the term of this Agreement, to the extent that NAVB or its Affiliates or sublicensees, in order to be legally permitted to (a) meet its diligence obligations hereunder or (b) exploit the rights granted hereunder without infringing on a Third Party’s technology or intellectual property, is forced to license or otherwise acquire rights under a Third Party’s technology or intellectual property rights to Develop, make, use, have made, offer for sale, sell, import and export (or otherwise Commercialize) a Licensed Product in the Field in a country in the Territory, NAVB shall be entitled to apply and deduct [*] of any and all payments actually paid in a given calendar quarter by NAVB, its Affiliate or sublicensee, to such Third Party, in connection with such license or rights for such technology and related intellectual property rights, against the royalties due ALSE under this Agreement for such country; provided, however, that in no event shall the amount that would otherwise have been due ALSE for such calendar quarter in such country under the terms of this Agreement be reduced by more than [*] pursuant to this Section 4.5; further, provided, that if NAVB is not able to fully recover the amounts paid by NAVB or its Affiliate or sublicensee under such Third Party license or rights as a result of the foregoing, then NAVB shall be entitled to carry forward such right of off-set to future calendar quarters with respect to such excess amount.

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Section 4.6           Payments for Sublicense Countries. For any Sublicense Country, if NAVB or its Affiliate sells Licensed Products to a Third Party who is not a Third Party Partner (as defined below), then NAVB shall pay ALSE royalties on calendar year Net Sales for such Licensed Products (by NAVB or its Affiliate) in accordance with Section 4.3. In the event of Third Party Partners in the Sublicense Countries, in lieu of payments under Section 4.3 NAVB shall pay to ALSE, as determined by NAVB, the lower of: (a) on a Licensed Product-by-Licensed Product and country-by-country basis, royalties on calendar year Net Sales by a Third Party Partner at the royalty rates set forth in Section 4.3; provided that for purposes of this subsection (a) only, all references to the term “sublicensee(s)” in Net Sales (as defined in Section 1.36) shall be deleted and be replaced with the term “Third Party Partner(s)”; or (b) [*] of all Sublicense Income received by NAVB from such Third Party Partner in the applicable Sublicense Country. For purposes of this Section 4.6, “Third Party Partner” shall mean a sublicensee, distributor, or any Third Party in a Sublicense Country to whom NAVB has granted rights under the licenses granted pursuant to Section 2.1(a) (but excluding shipping, warehousing and non-commercial distribution partners of NAVB or its Affiliates). In the event of (b) above, NAVB shall make such payment to ALSE within thirty (30) days after the end of each calendar quarter in which the Sublicense Income is received by NAVB.

Section 4.7           Reports and Accounting.

(a)          Reports; Payments. NAVB shall deliver to ALSE, within thirty (30) days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales of the Licensed Product (and Sublicense Income, if applicable) that are subject to payment obligations to ALSE for such calendar quarter. Such quarterly reports shall indicate (i) gross sales and Net Sales on a Licensed Product-by-Licensed Product and country-by-country basis, and (ii) the calculation of payment amounts owed to ALSE from such gross sales and Net Sales. When NAVB delivers such accounting to ALSE, NAVB shall also deliver all amounts due under Section 4.3 and Section 4.6 to ALSE for the calendar quarter.

(b)          Audits by ALSE. NAVB shall keep, and shall require its Affiliates to keep, records of the latest three (3) years relating to gross sales and Net Sales. For the sole purpose of verifying amounts payable to ALSE hereunder, ALSE shall have the right no more than once each calendar year, at ALSE’s expense, to review, together with an independent certified public accounting firm of nationally recognized standing selected by ALSE and reasonably acceptable to NAVB, such records in the location(s) where such records are maintained by NAVB and its Affiliates upon reasonable written notice and during regular business hours. Results of such review shall be made available to NAVB. If the review reflects an underpayment to ALSE, such underpayment shall be promptly remitted to ALSE, together with interest calculated in the manner provided in Section 4.9. If the underpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, ALSE shall be entitled to have NAVB pay all of the costs of such review by the accounting firm. ALSE shall treat all financial information subject to review under this Section 4.7(b) in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with NAVB or its Affiliates, as applicable, obligating the accounting firm to retain all such information in confidence pursuant to such confidentiality agreement.

Section 4.8           Currency and Method of Payments. All payments under this Agreement shall be made in United States dollars by wire transfer to such bank account as ALSE may designate from time to time. Any royalties due hereunder with respect to amounts in currencies other than United States dollars shall be payable in their United States dollar equivalents, calculated using the average applicable interbank transfer rate determined by reference to the currency trading rates published by The Wall Street Journal (Eastern U.S. edition) over all business days of the calendar quarter to which the report under Section 4.7(a) relates.

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Section 4.9           Late Payments. NAVB shall pay interest to ALSE on the aggregate amount of any payment that is not paid on or before the date such payment is due under this Agreement at a rate per annum equal to the prime rate of interest of LIBOR as announced on the date such payment is due plus two percent (2%), or at the maximum rate permitted by applicable law, whichever is lower, for the period during which such payment remains overdue.

Section 4.10         Payments to ALSE Licensors. ALSE shall remain solely responsible and liable for any and all fees and payments owing to any Third Party from whom ALSE licenses Licensed Intellectual Property, including without limitation Harvard University, arising as a result of this Agreement.

Article V
Intellectual Property Protection and Related Matters

Section 5.1           Prosecution and Maintenance of Licensed Patent Rights.

(a)          Right to Prosecute and Maintain. Subject to the rights and obligations of Harvard University under Articles VI and VI-A of the Harvard License with respect to any Patents Rights licensed to ALSE thereunder, NAVB shall have the first right and option to file and prosecute any patent applications and to maintain any patents included in the Licensed Patent Rights for the Territory through counsel selected by NAVB. If NAVB declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give ALSE reasonable notice to this effect, sufficiently in advance to permit ALSE to undertake such filing, prosecution and/or maintenance without a loss of rights, and thereafter ALSE may, upon written notice to NAVB and at ALSE’s sole cost and expense, file and prosecute such patent applications and maintain such patents in the name of NAVB, using patent counsel reasonably acceptable to NAVB.

(b)          Costs and Expenses. Except as otherwise provided herein, NAVB shall be solely responsible for all costs and expenses incurred in preparing, filing, prosecuting and maintaining Licensed Patent Rights in the Territory, including all reasonable costs passed on to ALSE by Harvard University under the Harvard License related to the preparation, filing, prosecution and maintenance of Patent Rights in the Harvard License to which NAVB has a sublicense hereunder; provided, however, that such costs passed on to ALSE by Harvard University are subject to NAVB’s prior written approval, and NAVB shall have all rights (including but not limited to the right to be copied on all documents received from or sent to patent offices, and the right to review and provide comments during the prosecution process) granted to ALSE under the Harvard License, with respect to Patent Rights therein to which NAVB has a sublicense hereunder.

(c)          Cooperation. Each Party agrees to cooperate with the other with respect to the filing, prosecution and maintenance of patents and patent applications pursuant to this Section 5.1, including without limitation:

(i)          the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to file, prosecute or maintain patents and patent applications as provided for in Section 5.1(a);

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(ii)         making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to file, prosecute or maintain patents and patent applications as provided for in Section 5.1(a); and

(iii)        to provide the other Party with copies of all material correspondence with the United States Patent and Trademark Office or its foreign counterparts pertaining to the filing, prosecution or maintenance of patents and patent applications as provided for in Section 5.1(a).

Section 5.2           Third Party Infringement. The rights and obligations of the Parties set forth in this Section 5.2 shall be subject to the rights and obligations of Harvard University under Article VII of the Harvard License with respect to any Patent Rights licensed to ALSE thereunder that also constitutes a Licensed Patent Right hereunder. In such event, NAVB shall have the right to assume ALSE’s role under Article VII of the Harvard License.

(a)          Notifications of Competitive Infringement. Each Party agrees to notify the other Party when it becomes aware of the reasonable probability of Competitive Infringement.

(b)          Infringement Action. Within ninety (90) days of becoming aware of Competitive Infringement, NAVB shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the Licensed Patent Rights from such Competitive Infringement. If NAVB fails to institute such suit or take such action within such ninety (90) day period, then ALSE shall have the right at its sole discretion to institute such suit or take other appropriate action.

(c)          Costs. Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 5.2

, including without limitation the fees and expenses of that Party’s counsel.

(d)          Recoveries. Any recovery obtained by any Party as a result of any proceeding described in this Section 5.2 or from any counterclaim or similar claim asserted in a proceeding described in Section 5.3, by settlement or otherwise, shall be applied in the following order of priority:

(i)          first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii)         second, (A) if NAVB is the Party instituting such proceeding, the remainder of the recovery shall be retained by NAVB and deemed to be Net Sales subject to the royalties owed by NAVB to ALSE pursuant to Section 4.3, or (B) if ALSE is the Party instituting such proceeding, the remainder of the recovery shall be paid [*] to ALSE and [*] to NAVB.

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(e)          Cooperation; Settlements. In the event that either NAVB or ALSE takes action pursuant to subsection (b) above, the other Party shall cooperate with the Party so acting to the extent reasonably possible, including joining the suit if necessary or desirable.

Section 5.3           Claimed Infringement. In the event that a Party becomes aware of any claim that the Development or Commercialization of Licensed Products infringes Patent Rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, NAVB shall have the exclusive right to settle such claim; provided that NAVB shall not have the right to settle such claim in a manner that would impair ALSE’s rights under this Agreement or require ALSE to make any monetary payments or be subject of an injunction, without the prior written consent of ALSE, such consent however not being unreasonably withheld. If, however, by the terms of any settlement or if by a judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction, NAVB or its Affiliate or sublicensee is required to obtain a license from a Third Party in order to make, have made, use, sell or import a Licensed Product in the Territory (a “Third Party License”), [*] of payments under such Third Party License, including any upfront payments, shall be deducted from any royalties payable under Section 4.3 by NAVB on future Net Sales.

Section 5.4           Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Licensed Patent Right is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by NAVB or ALSE pursuant to Section 5.2 or in an action brought against NAVB or ALSE referred to in Section 5.3, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld.

Article VI
Confidentiality

Section 6.1           Confidential Information. All Confidential Information disclosed by a Party to the other Party during the term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for Regulatory Approval of Licensed Products, for the filing, prosecution and maintenance of Patent Rights or to Develop and Commercialize Licensed Products in accordance with this Agreement), and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private (except consultants, advisors and Affiliates in accordance with Section 6.2), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a)          was already known by the receiving Party prior to its date of disclosure to the receiving Party hereunder, as demonstrated by competent written evidence; or

(b)          either before or after the date of the disclosure to the receiving Party hereunder is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

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(c)          either before or after the date of the disclosure to the receiving Party hereunder becomes published or generally known to the public through no fault or omission on the part of the receiving Party; or

(d)          is independently developed by or for the receiving Party without access to, reference to or reliance upon the Confidential Information, as demonstrated by competent written evidence contemporaneous with such development; or

(e)          is required to be disclosed by the receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process (including a valid order of a court of competent jurisdiction), provided that the receiving Party provides prompt prior written notice of such disclosure to the disclosing Party and only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose; provided, further, that Confidential Information that is disclosed for such legal compliance or litigation purpose shall remain otherwise subject to the confidentiality and non-use provisions of this Article VI, and the receiving Party disclosing such Confidential Information pursuant to this Section 6.1(e) shall take all steps reasonably necessary, including without limitation, obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

Section 6.2           Employee, Consultant and Advisor Obligations. NAVB and ALSE each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations or exercising its rights under this Agreement; provided that such employees, consultants and advisors shall be bound by confidentiality and non-use obligations that are no less stringent than those contained in this Agreement, and NAVB and ALSE shall each remain responsible for any failure by its and its Affiliates’ respective employees, consultants and advisors to treat such Confidential Information as required under Section 6.1.

Section 6.3           Authorized Disclosure. Notwithstanding the foregoing Section 6.1, each Party or its Affiliates may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary to:

(a)          comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission, comparable foreign regulatory organizations and self-regulatory organizations (such as securities exchanges); provided that, prior to disclosing this Agreement or any of the terms hereof pursuant to this Section 6.3(a), the Parties shall consult with one another on the terms of this Agreement to be redacted in making any such disclosure as practicable, and will seek confidential treatment of portions of this Agreement, or such terms, as may be reasonably requested by the other Party;

(b)          file or prosecute patent applications which the receiving Party is authorized to file or prosecute hereunder; provided that reasonable measures will be taken to request confidential treatment of such information, to the extent such protection is available;

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(c)          disclose to the Regulatory Authorities as required in connection with any filing of INDs, BLAs, marketing approval applications, or similar applications or requests for Regulatory Approvals with respect to a Licensed Product; provided that reasonable measures will be taken to request confidential treatment of such information; or

(d)          facilitate discussions with existing or potential acquirers or merger candidates, investment bankers or existing or potential investors, or existing or potential sublicensees, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; provided that such disclosure will be limited to the existence of this Agreement and its terms.

Section 6.4           Term. All obligations of confidentiality imposed under this Article VI shall expire five (5) years following termination or expiration of this Agreement.

Section 6.5           Remedies. Each Party agrees that the breach of this Article VI may cause the disclosing Party irreparable harm and that money damages may be inadequate remedy for such harm. Therefore, in the event of any such breach or threatened breach, the disclosing Party is entitled to seek equitable relief (including injunctions and specific performance remedies) in addition to other remedies that may be available to the disclosing Party.

Article VII
Representations and Warranties

Section 7.1           Representations of Authority. NAVB and ALSE each represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

Section 7.2           Consents. NAVB and ALSE each represents and warrants that as of the Effective Date all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

Section 7.3           No Conflict. NAVB and ALSE each represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

Section 7.4           Employee, Consultant and Advisor Obligations. NAVB and ALSE each represents and warrants that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors has executed an agreement or has an existing obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article VI.

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Section 7.5           Additional Representations, Warranties and Covenants by ALSE.

(a)          Intellectual Property. ALSE represents and warrants to NAVB that (i) ALSE owns or Controls the entire right, title and interest in and to the Licensed Intellectual Property, (ii) ALSE has the right to grant to NAVB the rights and licenses under the Licensed Intellectual Property granted in this Agreement, (iii) as of the Effective Date, there is no claim or demand of any Person pertaining to, or any proceeding which is pending or threatened, that asserts the invalidity, misuse or unenforceability of the Licensed Intellectual Property or challenges ALSE’s ownership of the Licensed Intellectual Property or makes any adverse claim with respect thereto, and, to the knowledge of ALSE, there is no basis for any such claim, demand or proceeding, (iv) the Licensed Patent Rights are valid and enforceable and to the knowledge of ALSE as of the Effective Date, are not infringing any valid Third Party patent claims and are not being infringed by any Third Party, (v) Exhibit B sets forth a true, correct and complete list of Licensed Patent Rights owned or Controlled by ALSE as of the Effective Date, and such Exhibit B sets forth all intellectual property rights necessary for the Development, manufacture, Commercialization, use or sale of Licensed Products in the Field, and (vi) ALSE has not previously assigned, transferred, conveyed or otherwise encumbered its right, title or interest in or to the Licensed Intellectual Property.

(b)          Harvard License.

(i)          ALSE represents and warrants that (A) it has not been served with and has not received any notice of any threatened complaint, claim, judgment or settlement relating to the breach by ALSE of any license agreement with any Third Party (including the Harvard License) necessary to Control the Licensed Intellectual Property licensed to NAVB hereunder, and (B) as of the Effective Date, neither Harvard University nor ALSE is in default with respect to a material obligation under, and neither of such parties has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under, the Harvard License.

(ii)         ALSE covenants that (A) during the term of this Agreement and to the extent applicable to the Licensed Intellectual Property, ALSE shall keep the Harvard License in full force and effect and shall not take or fail to take any action that violates the terms of the Harvard License, (B) during the term of this Agreement ALSE shall not enter into any subsequent agreement with Harvard University without the consent of NAVB that modifies or amends the Harvard License, (C) ALSE shall immediately notify NAVB in writing in the event ALSE becomes aware of, or receives any notice from Harvard University with respect to, any breach or alleged breach of the Harvard License by ALSE, and NAVB shall have the right (but not obligation) to cure or otherwise resolve on behalf of ALSE any such breach, and NAVB shall have the right to off-set any and all payments made by NAVB to cure or resolve such breach against payments due to ALSE hereunder, and [*].

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Section 7.6           No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

Article VIII
Term and Termination

Section 8.1           Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Article VIII, and otherwise remains in effect until the occurrence of the last Royalty Expiration Date. Upon expiration of this Agreement, the licenses granted to NAVB under the Licensed Intellectual Property shall become fully-paid, perpetual, and irrevocable.

Section 8.2           Termination For Material Breach. Subject to Section 3.2, upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing sixty (60) days written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless the Breaching Party cures such breach during such sixty (60) day period; provided, however, that if the Breaching Party disputes in good faith the existence or materiality of the breach specified in the other Party’s written notice, and the Breaching Party provides to the other Party notice of such dispute and its intention to seek resolution pursuant to Article IX within the foregoing sixty (60) day period, then such other Party shall not have the right to terminate this Agreement pursuant to this Section 8.2 unless and until resolution of the dispute in accordance with Article IX results in the determination that the Breaching Party has materially breached this Agreement and that the Breaching Party fails to cure such material breach within sixty (60) days following such decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. Any termination for material breach, to the extent that it relates to a Licensed Product, shall be on a Licensed Product-by-Licensed Product and country-by-country basis (each such terminated Licensed Product a “Terminated Product”, and each such terminated country a “Terminated Country”) and the license as to all other Licensed Products and countries shall survive.

Section 8.3           Termination by NAVB. NAVB shall have the right to terminate this Agreement at any time for any or no reason, either in its entirety or on a Licensed Product-by-Licensed Product and/or country-by-country basis (each such terminated Licensed Product shall constitute a Terminated Product, and each such terminated country shall constitute a Terminated Country), upon sixty (60) days written notice to ALSE.

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Section 8.4           Terminated Products and Countries. With respect to each Terminated Product and Terminated Country, within thirty (30) days after the applicable effective date of termination, ALSE shall have the right to request, with written notice to NAVB, that the Parties negotiate in good faith for a royalty-bearing license and/or assignment, to be granted to ALSE in the sole discretion of NAVB, of all right, title and interest in any Regulatory Materials (a) that were not previously provided by ALSE to NAVB under this Agreement and (b) that are developed by and Controlled by NAVB or any of its Affiliates during the term of this Agreement relating to Terminated Products in the Terminated Countries, and all non-clinical, clinical and other reports, records, data and other information developed or generated by or for NAVB or any of its Affiliates in respect of such Terminated Products and such Terminated Countries that are reasonably required for ALSE to continue Development, Commercialization and to satisfy requirements imposed by applicable Regulatory Authorities with respect to such Terminated Products and such Terminated Countries. In the event that the Parties are unable to reach a definitive agreement within one hundred and twenty (120) days following the date of ALSE’s written notice to NAVB, then neither Party shall have any further right or obligation to the other Party under this Section 8.4.

Section 8.5           Survival. Upon expiration or termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination; and the following provisions shall expressly survive any such expiration or termination: Section 3.3, Section 4.7, Section 4.9, Section 4.10, Article VI, this Section 8.5, Article IXand Article X.

Article IX
Dispute Resolution

Section 9.1           Alternative Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved through binding arbitration as follows:

(a)          A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30)-day period, the arbitrator shall be selected by the New York, New York office of the American Arbitration Association (the “AAA”). The arbitrator shall be a lawyer with pharmaceutical industry legal experience, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

(b)          Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(c)          The arbitrator shall set a date for a hearing, which shall be no later than forty-five (45) days after the submission of written proposals pursuant to Section 9.1(b), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

(d)          The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in Section 9.1(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

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(e)          The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(f)          Any arbitration pursuant to this Section 9.1 shall be conducted in New York, New York. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.

Section 9.2           No Limitation. Nothing in Section 9.1 shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

Article X
Miscellaneous Provisions

Section 10.1         Indemnification.

(a)          NAVB. NAVB agrees to defend ALSE, its Affiliates and their respective directors, officers, employees and agents (“ALSE Indemnitees”) at NAVB’s cost and expense, and shall indemnify and hold harmless ALSE Indemnitees from and against any liabilities, losses, costs, damages, fees or expenses (collectively, “Losses”) to the extent arising out of any Third Party claim relating to (i) any breach by NAVB of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from the use, manufacture or sale of a Licensed Product by NAVB, its Affiliates or sublicensees; provided, however, that NAVB shall not be obligated to indemnify ALSE Indemnitees to the extent such Losses arise from any matters for which ALSE is required to indemnify the NAVB Indemnitees under Section 10.1(b).

(b)          ALSE. ALSE agrees to defend NAVB, its Affiliates and their respective directors, officers, employees and agents (“NAVB Indemnitees”) at ALSE’s cost and expense, and shall indemnify and hold harmless NAVB Indemnitees from and against any Losses to the extent arising out of any Third Party claim relating to (i) any breach by ALSE of any of its representations, warranties or obligations pursuant to this Agreement; (ii) the research, use, development, manufacture, commercialization, handling, storage or other disposition of Licensed Products by or on behalf of ALSE or its Affiliates or its or their sublicensees or subcontractors (other than by NAVB), including claims based upon product liability and intellectual property infringement; (iii) any inconsistency or conflict between the terms of this Agreement and that of the Harvard License; and (iv) the negligence or willful misconduct of ALSE, its Affiliates, sublicensees (except for NAVB), subcontractors, or the officers, directors, employees, or agents thereof; provided, however, that ALSE shall not be obligated to indemnify NAVB Indemnitees to the extent such Losses arise from any matters for which NAVB is required to indemnify the ALSE Indemnitees under Section 10.1(a).

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(c)          Claims for Indemnification. A person entitled to indemnification under this Section 10.1 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 10.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Upon such notification, the Indemnifying Party shall assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnifying Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for all Indemnified Parties. The Indemnifying Party shall keep the Indemnified Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider reasonable recommendations made by the Indemnified Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned.

Section 10.2         Governing Law. This Agreement shall be construed and the respective rights of the Parties determined (including the validity and applicability of the arbitration provision set forth in Section 9.1, and the conduct of any arbitration, enforcement of any arbitral award and any other questions of arbitration law or procedure arising thereunder) according to the substantive laws of the State of New York, notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

Section 10.3         Assignment. Neither ALSE nor NAVB may assign this Agreement in whole or in part without the prior written consent of the other, such consent not to be unreasonably withheld or delayed, except that a Party may make such an assignment in whole or in part without the other Party’s consent to (i) an Affiliate (for so long as such entity remains an Affiliate) or (ii) a Third Party in connection with a Change of Control of such Party. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.3 shall be null and void and of no legal effect.

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Section 10.4         Entire Agreement; Amendments. This Agreement, together with the Exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous communications and arrangements with respect to the subject matter hereof, whether written or oral, including the Option Agreement between the Parties dated January 19, 2012. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 10.5         Notices.

Notices to ALSE shall be addressed to:

Alseres Pharmaceuticals, Inc

239 South Street

Hopkinton, MA 01748

Attention: Chief Executive Officer

with a copy to:

_______________________

_______________________

_______________________

_______________________

Notices to NAVB shall be addressed to:

Navidea Biopharmaceuticals, Inc.

425 Metro Place North, Suite 450

Dublin, OH 43017

Attention: Mark J. Pykett, CEO

Facsimile No.: +1 (614) 793-7522

with a copy to:

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, Virginia 20190-5656

Attention: Kenneth Krisko, Esq.

Facsimile No.: +1 (703) 456-8100

Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, (c) sent by facsimile transmission, or (d) personally delivered, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

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Section 10.6         Force Majeure. No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion. The Party claiming force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than ten (10) business days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected.

Section 10.7         Public Announcements. Any public announcements or publicity with respect to the execution of this Agreement shall be agreed upon by the Parties in advance of such announcement.

Section 10.8         Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either ALSE or NAVB to act as agent for the other.

Section 10.9         Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 10.10         No Implied Waivers; Rights Cumulative. No failure on the part of ALSE or NAVB to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 10.11         Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 10.12         Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Section 10.13         No Third Party Beneficiaries. No person or entity other than ALSE, NAVB and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

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Section 10.14         No Consequential Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10.14 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 10.1 WITH RESPECT TO THIRD PARTY CLAIMS, OR TO LIMIT OR RESTRICT ANY DAMAGES RESULTING FROM A PARTY’S BREACH OF OBLIGATIONS UNDER ARTICLE VI.

[Signatures are on next page.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers or representatives as of the Effective Date.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Mark J. Pykett

Title:	/s/ President and Chief Executive Officer

ALSERES PHARMACEUTICALS, INC.

By:	/s/ Kenneth Rice

Title:	Executive Vice President and CFO

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EXHIBIT A-1

DEVELOPMENT PLAN

[*]

Confidential Treatment – Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT A-2

DILIGENCE MILESTONES

The following events shall constitute diligence milestones for which the failure to meet a Target Completion Date shall give rise to the right for NAVB to make a payment (the “Milestone Activity Payment) within thirty (30) days following such Target Completion Date, and such payment by NAVB of the applicable Milestone Activity Payment shall be deemed to satisfy such diligence milestone.

Activity/Milestone	Target Completion Date	Milestone Activity Payment
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

The Target Completion Dates above shall be extended: (a) to reflect any delays or factors not within NAVB’s reasonable control (including as may be imposed by the applicable Regulatory Authority), or (b) if delay in such case shall still be consistent with Commercially Reasonable Efforts.

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EXHIBIT B

Licensed Patent Rights

1.	Issued U.S. patent (and foreign equivalents) #5,493,026 covering composition of matter for the [123I]-E-IACFT compound. U.S. expiration is 10/25/2013; patent term extension potential to 2018

2.	Issued U.S. patent (and foreign equivalents) #5,853,696 covering the method of use of [123I]-E-IACFT in diagnosing Parkinson’s syndromes. U.S. expiration is 10/25/2013; patent term extension potential to 2018

3.	Issued U.S. patent (and foreign equivalents) # 8,084,018 covering the imaging protocol method to be used with [123I]-E-IACFT. U.S. expiration is estimated as 6/30/2030 to be modified for any patent term adjustments determined by the PTO

4.	Pending U.S. and foreign patent application number PCT/US2008/81569 filed 10/29/08 covering the use of Altropane in the diagnosis of Lewy Body Dementia; U.S. expiration is estimated to be 2028.

5.	Pending U.S. and foreign patent application PCT/CA2008001916 filed 10/29/08 covering a high concentration formulation and iodination method for manufacturing Altropane. U.S. expiration is estimated to be 2028.

*Underlined and highlighted portions have been omitted from materials filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT C

[123I]-E-IACFT Injection

ALTROPANE ([123I]-E-IACFT) Injection is a formulation of the phenyltropane [123I]-E-IACFT.

Product Name:	ALTROPANE® ([123I]-E-IACFT) Injection

API Chemical Name:	[123I]-2b-Carbomethoxy-3b-(4-fluorophenyl)-N-(3-iodo-E-allyl)nortropane; [123I]-E-IACFT.

Active Pharmaceutical Ingredient (API)

Chemical Structure:

Molecular Formula:	C18H21F123INO2

Molecular Weight:	425 (anhydrous) daltons

Solubility:	Soluble in most organic solvents ([127I]-E-IACFT)

Physical Appearance:	White crystalline powder ([127I]-E-IACFT)